 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2018
EVOLUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38381	46-1385614
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17901 Von Karman Avenue, Suite 150
Irvine, California 92614
(Address of principal executive offices) (Zip Code)

(949) 284-4555
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer and Executive Vice President, Corporate Development

Effective May 29, 2018, the Board of Directors (the "Board') of Evolus, Inc. (the "Company") appointed Lauren Silvernail to serve as the Company’s Chief Financial Officer and Executive Vice President, Corporate Development.

Lauren Silvernail, age 59, served as the Chief Financial Officer and Chief Business Officer of Revance Therapeutics, Inc. ("Revance"), a pharmaceutical research and development company, from December 2015 to May 2018 and as Revance's Chief Financial Officer and Executive Vice President, Corporate Development from March 2013 to December 2015. From 2003 to 2012, Mrs. Silvernail was Chief Financial Officer and Vice President of Corporate Development at ISTA Pharmaceuticals, Inc., a pharmaceutical research and development company. From 1995 to 2003, Mrs. Silvernail served in various operating and corporate development positions with Allergan, Inc., a pharmaceutical company, including Vice President, Business Development. Prior to joining Allergan, Inc., Mrs. Silvernail worked at Glenwood Ventures, an investment firm, as a General Partner. She currently serves on the board of directors and the audit committee of Nicox S.A. Mrs. Silvernail holds a B.A. in Biophysics from the University of California, Berkeley and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles.

     There are no arrangements or understandings between Mrs. Silvernail and any other persons pursuant to which Mrs. Silvernail was selected to be an officer of the Company. Mrs. Silvernail does not have any family relationships subject to disclosure under Item 401(d) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”) or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Act.

The Company and Mrs. Silvernail entered into an employment agreement on May 29, 2018 (the “Employment Agreement”) setting forth the terms and conditions of her employment as the Company’s Chief Financial Officer and Executive Vice President, Corporate Development. Under the Employment Agreement, the Company shall pay Mrs. Silvernail a base salary at the annualized rate of $425,000.00. Mrs. Silvernail also received a one-time payment for relocation expenses of $25,000.00. She is eligible to receive an annual incentive bonus, as determined by the Board in its reasonable discretion, with a target bonus 40% of her base salary in each full calendar year of employment (prorated for the year 2018) based on achievement of key performance indicators for Mrs. Silvernail and the Company as determined by the Board (the “Annual Bonus”).

Concurrent with entry into the Employment Agreement, Mrs. Silvernail was granted an option to purchase 200,000 shares of the Company’s common stock in accordance with the terms of the Company’s 2017 Omnibus Incentive Plan (the "Plan"), subject to the vesting provisions contained therein (the “Option”). Subject to certain conditions, the Option will have an exercise price per share equal to $22.44, the last reported sale price of the Company’s common stock on the Nasdaq Global Market on May 25, 2018. Mrs. Silvernail was also granted 30,000 restricted stock units ("RSUs" and together with the Option, the "Equity Awards") in accordance with the Plan, subject to the vesting provisions contained therein. Each RSU represents a contingent right to receive one share of the Company's common stock.

Under the Employment Agreement, in the event that, other than during the time period within 12 months after a Change in Control (as defined in the Plan), the Company terminates her employment without Cause (as defined in the Employment Agreement), or she resigns from her employment for Good Reason (as defined in the Employment Agreement), Mrs. Silvernail will be entitled to (i) salary and benefits continuation for a period of 6 months, (ii) a pro-rata share of the Annual Bonus and (iii) immediate vesting of a pro-rata portion of the Equity Awards and continued vesting of a portion of the Equity Awards for 6 months. In the event that the Company terminates her employment without Cause or she resigns from Good Reason within 12 months after a Change in Control, then Mrs. Silvernail will be entitled to (i) a lump sum cash severance payment equal to 12 months of base salary, (ii) a pro-rata share of the Annual Bonus and (iii) acceleration of the vesting of the Equity Awards.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Employment Agreement, a copy of which will be filed with the Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Item 8.01  Other Events.

On May 29, 2018, the Company issued a press release announcing certain of the matters described in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
99.1	Press Release of Evolus, Inc., dated May 29, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLUS, INC.

Dated: June 1, 2018	By:	/s/ David Moatazedi
David Moatazedi President and Chief Executive Officer